Clorox Earns 50 Cents for 150% EPS Growth in Third Quarter;
Confirms Fourth-Quarter and Fiscal 2003 Outlook;
Provides Preliminary Fiscal 2004 Outlook

Oakland, Calif., May 8, 2003 – The Clorox Company (NYSE: CLX) (PSE: CLX) today announced that strong gross margins, working capital and cash flows contributed solidly to the company’s results for its fiscal third quarter, which ended March 31, 2003.

“We’re very pleased with Clorox’s third-quarter and year-to-date performance,” said Clorox Chairman and CEO Craig Sullivan. “Positive trends across our business have been driven by the organization’s focus on growth, margin expansion, cost savings and working capital management.”

Excluding prior-year divestitures, overall company volume increased 2 percent compared to the year-ago quarter, driven by a 3 percent increase in the combined Household Products–North America and Specialty Products segments, partially offset by declines in the Household Products–Latin America/Other segment. Also excluding divestitures, overall company net sales increased 1 percent. Including divestitures, overall company volume was flat and net sales decreased 1 percent to $1.019 billion compared to $1.023 billion in the year-ago quarter.

Third-quarter gross margin of 45.5 percent increased by 300 basis points compared to the prior-year period due to cost-saving activities and favorable product mix. This was the sixth consecutive quarter of gross margin improvement for the company.

Clorox reported third-quarter net earnings of $110 million, or 50 cents per diluted share. This compares with net earnings of $46 million in the year-ago quarter, or 20 cents per diluted share, for an increase of 30 cents per diluted share, or 150 percent.

The current period net earnings include a $7 million charge related to a stock-performance incentive plan set in place in fiscal 1999, as referenced in Clorox’s Form10-Q for the quarter ended Dec. 31, 2002. This expense, which is recorded on the selling and administration line of the company’s earnings statement, had been previously forecasted for the fourth quarter of fiscal 2003. However, given recent stock performance, Clorox recognized this expense in the third quarter based on its expectation that compensation awards under this plan will almost certainly be earned.

The company’s year-ago pre-tax earnings include net charges of $67 million related to a $100 million goodwill impairment charge for its Argentina business, partially offset by a $33 million gain on divestitures.

Clorox delivered its ninth consecutive quarter of year-over-year improvements in working capital. Average working capital was –1.8 percent of sales for the quarter due to improvements in managing inventories and receivables.

During the quarter, Clorox acquired approximately 1 million shares of the company’s common stock at a total cost of about $41million under the board-authorized $1 billion repurchase program. This brings the total number of shares repurchased under this program to approximately 14.8 million at a total cost of about $621 million.

The attached earnings statements and segment information are reported in accordance with U.S. generally accepted accounting principles (GAAP). To clarify the company’s results with respect to prior-year periods, Clorox has posted additional details regarding previously reported earnings on the company’s Web site at www.clorox.com/investors/qr.html.

Third-Quarter Results by Business Segment

A summary of key third-quarter results by segment follows. All comparisons are with third quarter fiscal year 2002.

Household Products – North America

2% volume decline, 0% change excluding divestitures

5% sales decline, 3% decline excluding divestitures

4% pretax earnings decline

Volume and sales results in this segment were impacted by unusually high shipments and sales in the year-ago quarter due to the introduction of Clorox® ReadyMop™ self-contained mopping systems, which were partially offset in the current quarter by increased shipments of Brita® water-filtration systems and Glad® bags and wraps, including all-time record trash bag volume. The variance between volume and sales is due to disproportionate sales of higher-priced Clorox® ReadyMop™ starter kits in the prior year when the product was launched. Pretax earnings results were primarily driven by lower sales and increased advertising to launch eight new products, partially offset by cost savings and favorable product mix.

Specialty Products

5% volume growth, 9% growth excluding divestitures

6% sales growth, 9% growth excluding divestitures

12% pretax earnings decline

Strong volume growth was driven by increases in charcoal, auto products, food and cat litter, partially offset by a decline in insecticide shipments. Kingsford® charcoal delivered its eighth consecutive quarter of record quarterly volume behind increased distribution.  Armor All® auto appearance products and Scoop Away® cat litter delivered all-time record shipments. Achieving record third-quarter volume were Fresh Step® regular and scoopable cat litter, Hidden Valley® bottled dressings and K C Masterpiece® barbecue sauce.While pre-tax earnings reflect strong sales growth and a 12 percent increase in operating profit in the current quarter, the decline is driven by a $36 million gain on the sale of Maxforce® insecticides recorded in the year-ago quarter.

Household Products – Latin America & Other

4% volume decline, 4% decline excluding divestitures

4% sales growth, 4% growth excluding divestitures

141% pretax earnings improvement

Continued weak economic conditions in South America drove volume declines in this segment. Sales growth was driven by strong results in the company’s Asia-Pacific Division due to positive mix and favorable foreign-exchange rates, and pricing leverage in the Latin America Division. The pretax earnings improvement reflects cost-saving initiatives and greater pricing leverage in South America in the current quarter, compared with prior-year pretax earnings, which included a $100 million pre-tax asset-impairment charge for the company’s business in Argentina. The company’s efforts to aggressively manage working capital resulted in a nearly 8-point improvement as a percent of sales in its Latin America Division for the quarter.

Fourth-Quarter and Full-Year Outlook

For the fourth quarter, including a 1 percent negative impact from divestitures, Clorox continues to expect low- to mid-single-digit volume and sales growth compared with the year-ago quarter. Clorox also continues to expect earnings per diluted share in the range of 67cents to 70 cents (GAAP). As previously communicated, this estimate reflects an overall increase in the company’s effective tax rate as a result of the second-quarter Argentina impairment charge. The fourth-quarter 2003 outlook compares with 63cents (GAAP) in the fourth quarter of fiscal year 2002.

For fiscal 2003, the company continues to expect low-single-digit volume and sales growth. Clorox now expects earnings per diluted share in the range of $2.22 to $2.25(GAAP) compared with $1.37 (GAAP) in fiscal 2002. Fiscal 2003 earnings expectations include an estimated reduction of 20 cents (of which 18 cents is reflected in the company’s results through the third quarter) for noncash charges associated with the company’s Latin America business and related tax effects. The year-ago earnings per share included net charges of 55 cents primarily related to asset-impairment charges for the company’s businesses in Latin America, costs associated with plant closures and costs associated with reducing the size of the company’s workforce, which were partially offset by gains on divestitures.

Preliminary Fiscal 2004 Expectations

At this time, Clorox expects that fiscal year 2004 results will be consistent with the company’s previously communicated long-term expectations for double-digit earnings-per-diluted-share growth and 3 percent to 5 percent sales and volume growth. Specifically, for fiscal year 2004, the company’s preliminary expectations are for earnings per diluted share in the range of $2.47 to $2.57 (GAAP).

For the first quarter of fiscal 2004, the company anticipates volume growth and increased cost savings versus the year-ago period. At the same time, first-quarter earnings are expected to be impacted by significant spending to launch new products, including Glad® Press ’n Seal™, as well as higher raw-material costs and R&D investments as compared to the year-ago quarter. As a result, Clorox projects first-quarter earnings per diluted share in the range of 57 cents to 62 cents (GAAP), compared with 65 cents (GAAP) in the prior-year quarter.

“As we look ahead to 2004, we expect to achieve our top-line and earnings targets for the year,” said Sullivan. “Although the first quarter presents a tough comparison, we expect year-over-year volume increases each quarter in fiscal 2004, and top-line growth is projected to accelerate through the year behind significant new-product activity as we remain focused on our priority to drive growth. Our strategy to cut costs everywhere is expected to again deliver a high level of cost savings in fiscal 2004.”

Today’s Webcast

Today, at 1:30 p.m. Eastern time, Clorox will host a live audio webcast of its discussion with the investment community regarding the company’s results in the fiscal third quarter. The webcast can be accessed at www.clorox.com/investors. Following the live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2002 revenues of $4.0 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, and Glad® bags, wraps and containers. With 9,500 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Founded in 1980, The Clorox Company Foundation has awarded grants totaling more than $51 million to nonprofit organizations, schools and colleges; and in fiscal 2002 made product donations valued at nearly $5 million. For more information about Clorox, visit the company’s Web site at www.clorox.com.

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management’s estimates, assumptions and projections. Important factors that could cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the company’s SEC Form 10-K for the year ended June 30, 2002, as updated from time to time in the company’s SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; the company’s costs, including the impact of world events on raw material costs and/or supply disruption; risks inherent in litigation and international operations; the success of new products; the company’s ability to manage and obtain the benefits of joint venture activities; the success of information systems design and implementation; integration of acquisitions; and environmental, regulatory and intellectual property matters.

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Contacts

The Clorox Company

Kathryn Caulfield – Media Relations, (510) 271-7209

Steve Austenfeld – Investor Relations, (510) 271-2270

The Clorox Company Statements of Consolidated Earnings

(Unaudited)

In millions, except earnings-per-share amounts

	Three Months Ended		Nine Months Ended

	3/31/2003	3/31/2002	3/31/2003	3/31/2002

Net sales	$1,019	$1,023	$2,992	$2,894
Cost of products sold	555	589	1,595	1,653

Gross profit	464	434	1,397	1,241

Selling and administrative expenses	150	140	397	404
Advertising costs	119	103	333	278
Research and development costs	20	15	53	47
Restructuring and asset impairment costs	-	100	33	178
Interest expense	6	7	22	31
Other income	(4)	(30)	(1)	(28)

Earnings before income taxes and discontinued operations	173	99	560	331
Income taxes	61	49	203	128

Earnings from continuing operations	112	50	357	203

Losses from discontinued operations, net of tax benefits
of $0 and $2 for the three-month, and $7 and $9 for the nine-
month periods ended March 31, 2003, and 2002, respectively	(2)	(4)	(13)	(26)

Net earnings	$110	$46	$344	$177

Earnings (losses) per common share
Basic
Continuing operations	$0.52	$0.22	$1.64	$0.87
Discontinued operations	(0.01)	(0.02)	(0.06)	(0.11)

Basic net earnings per common share	$0.51	$0.20	$1.58	$0.76

Diluted
Continuing operations	$0.51	$0.21	$1.62	$0.86
Discontinued operations	(0.01)	(0.01)	(0.06)	(0.11)

Diluted net earnings per common share	$0.50	$0.20	$1.56	$0.75

Weighted Average Common Shares Outstanding (in thousands)
Basic	216,414	231,508	218,528	233,084
Diluted	218,696	234,625	221,078	236,311

The Clorox Company Reconciliation Schedule

In millions

Net Sales (1)

	Quarter Ended March 31, 2003			Quarter Ended March 31, 2002
	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses
Household Products – North America	$549	-	$549	$578	($11)	$567
Specialty Products	344	-	344	324	(7)	317
Household Products – Latin America/Other	126	-	126	121	-	121
Total Company	$1,019	-	$1,019	$1,023	($18)	$1,005

(1) This table provides a quantitative reconciliation of the differences between financial measures that are not presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP) and those calculated and presented in accordance with GAAP. Management believes that the presentation of a comparison of historical sales excluding divested operations (a non-GAAP financial measure) with sales in the current quarter (a GAAP measure) provides useful information to investors about current trends in the ongoing business. Management does not use this non-GAAP measure for any other purpose.

The Clorox Company Segment Information

In millions

				Earnings Before Income Taxes
	Net Sales			and Discontinued Operations

	Three Months Ended			Three Months Ended
			%			%
	3/31/03	3/31/02	Change (1)	3/31/03	3/31/02	Change (1)

Household Products:
North America	$549	$578	-5%	$122	$127	-4%
Latin America/Other	126	121	4%	30	(73)	141%

Specialty Products	344	324	6%	135	153	-12%

Corporate	-	-	-	(114)	(108)	-6%

Total	$1,019	$1,023	-1%	$173	$99	74%

(1) Percentages based on numbers that were not rounded.

Q3 Supplementary Financial Information

The Clorox Company
Supplemental Volume Growth Information

Business Unit	% Change vs. Prior Year								Major drivers of change
	FY02					FY03
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3

Laundry Care	2%	0%	3%	-3%	1%	3%	-4%	-3%	Softness in Clorox 2 partially offset by Clorox Oxygen Action
Home Care	-1%	-3%	29%	17%	11%	20%	11%	-3%	High base period due to Ready Mop launch partially offset by 6 new products introduced in the current quarter
Brita	4%	3%	-15%	-5%	-4%	11%	4%	14%	Strong growth in faucet mount and pour-through systems behind new Brita pitcher introduced earlier in the year
Bags & Wraps	10%	12%	2%	-3%	5%	-1%	6%	5%	Record shipments of Glad trash bags behind new products and new distribution
Total Household Products - North America	3%	3%	11%	2%	5%	7%	3%	-2%
Household, excluding divestitures	3%	2%	11%	4%	5%	9%	5%	0%	Himoline trash liner business was sold in Q3/FY02

Seasonal Products	8%	-11%	-5%	0%	-1%	0%	-9%	5%	Continued strong charcoal shipment growth partially offset by sale of Maxforce business in Q3/FY02
Seasonal, excluding divestitures	17%	20%	8%	6%	10%	8%	5%	10%	Maxforce business was sold in Q3/FY02
Cat Litter	11%	7%	-2%	4%	5%	-3%	3%	2%	Increased shipments behind line extensions, formula improvements and merchandising activity
Cat Litter, excluding divestitures	14%	11%	-1%	6%	7%	-2%	7%	13%	Jonny Cat cat litter business was sold in Q2/FY03
Auto Care	26%	7%	-1%	1%	7%	0%	-1%	7%	All-time record shipments behind introduction of Armor All car wash wipes
Dressing & Sauces	9%	-6%	6%	3%	3%	15%	12%	7%	Growth driven by line extension, advertising and merchandising initiatives
Total Specialty Products	13%	0%	-1%	2%	3%	2%	2%	5%
Specialty, excluding divestitures	17%	7%	3%	5%	7%	4%	6%	9%	Maxforce business was sold in Q3/FY02; Jonny Cat business was sold in Q2/FY03

Total Household Products - Latin America/Other	6%	2%	0%	-5%	0%	-7%	-9%	-4%	Latin America economic softness and portfolio rationalization
LatAm/Other, excluding divestitures	6%	2%	1%	-3%	1%	-6%	-8%	-4%

Total Clorox	6%	2%	5%	1%	3%	3%	1%	0%
Total, excluding divestitures	7%	4%	7%	3%	5%	5%	3%	2%
Total North America, excl. divestitures	8%	4%	8%	4%	6%	7%	5%	3%
Note: Household Products - Latin America/Other and total Clorox figures are restated to reflect Brazil discontinued operations.

The Clorox Company
Condensed Consolidated Statements of Earnings (unaudited) - Q3

In millions, except earnings-per-share amounts
					For Information Purposes: FY02 Pro-Forma (c)
	GAAP
				Drivers of change
	Three Months Ended				Three Months Ended
	3/31/03	3/31/02	Var		3/31/02
	(a)	(a)	(b)	High base period due to Clorox ReadyMop launch, lower	(a)
Net sales	$1,019	$1,023	-1%	promotional expenses offset by devaluation and divestitures	$1,023
Cost of products sold	555	589	-6%	Cost savings initiatives	589
Gross profit	464	434	7%		434
Selling and administrative expenses	150	140	7%	Project Delta expenses and stock incentive plan	140
Advertising costs	119	103	15%	Increased spending in base business and new products	103
Research and development costs	20	15	36%	Increased investment behind new initiatives	15
Operating profit	175	176	-2%		176
Restructuring and asset impairment costs	0	100		Year-ago period includes Argentina asset impairment	0
Interest expense	6	7		Lower interest rates	7
Other (income) expense, net	(4)	(30)		Year-ago includes gain on divestitures, increase in environmental reserve and foreign exchange gain in Argentina	3
Earnings before income taxes and discontinued operations	173	99	74%		166
Income Taxes	61	49			57
Earnings from continuing operations	112	50	123%		109
Losses from discontinued operations, net of tax benefits	(2)	(4)		Brazil discontinued operation	(4)
Net Earnings	$110	$46	138%		$105

Effective Income Tax Rate	35.3%	49.5%		Year ago tax rate impacted by Argentina asset impairment	34.2%
				and gain on divestitures
Continuing operations	$0.52	$0.22	$0.30		$0.47
Discontinued operations	-$0.01	-$0.02	$0.01		-$0.02
Basic Net Earnings per Common Share	$0.51	$0.20	$0.31		$0.45

Continuing operations	$0.51	$0.21	$0.30		$0.47
Discontinued operations	-$0.01	-$0.01	$0.00		-$0.02
Diluted Net Earnings per Common Share	$0.50	$0.20	$0.30		$0.45

Weighted Average Common Shares Outstanding (in thousands)
Basic	216.414	231.508			231.508
Diluted	218.696	234.625		Share repurchases	234.625

Ratios as % of Net Sales			var bps
Gross profit	45.5%	42.5%	300		42.5%
Selling and administrative expenses	14.7%	13.6%	110		13.6%
Advertising costs	11.7%	10.1%	160		10.1%
Research and development costs	2.0%	1.5%	50		1.5%
Operating profit	17.1%	17.3%	(20)		17.2%
Earnings before income tax	17.1%	9.7%	740		16.3%

(a)	Operating results of the Brazil business are presented as discontinued operations.
(b) Percentages based on numbers prior to rounding.
(c)	Pro-forma amounts exclude Argentina asset impairment of $100 million (pretax) or $82 million (after-tax) and gain on divestitures of $33 million (pretax) or $23 million (after-tax).

The Clorox Company
Condensed Consolidated Statements of Earnings (unaudited) - Q3 Year to date

In millions, except earnings-per-share amounts
					For Information Purposes: FY02 Pro-Forma (c)
	GAAP
				Drivers of change
	Nine Months Ended				Nine Months Ended
	3/31/03	3/31/02	Var		3/31/02
	(a)	(a)	(b)	See Q1, Q2 and Q3 detailed comments for year to date change.	(a)
Net sales	$2,992	$2,894	3%		$2,894
Cost of products sold	1,595	1,653	-4%		1,656
Gross profit	1,397	1,241	13%		1,238
Selling and administrative expenses	397	404	-2%		404
Advertising costs	333	278	20%		278
Research and development costs	53	47	15%		47
Operating profit	614	512	20%		509
Restructuring and asset impairment costs	33	178			0
Interest expense	22	31			31
Other (income) expense, net	(1)	(28)			6
Earnings before income taxes and discontinued operations	560	331	70%		472
Income Taxes	203	128			161
Earnings from continuing operations	357	203	76%		311
Losses from discontinued operations, net of tax benefits	(13)	(26)			(5)
Net Earnings	$344	$177	95%		$306

Effective Income Tax Rate	36.2%	38.5%			34.1%

Continuing operations	$1.64	$0.87	$0.77		$1.33
Discontinued operations	-$0.06	-$0.11	$0.05		-$0.02
Basic Net Earnings per Common Share	$1.58	$0.76	$0.82		$1.31

Continuing operations	$1.62	$0.86	$0.76		$1.31
Discontinued operations	-$0.06	-$0.11	$0.05		-$0.02
Diluted Net Earnings per Common Share	$1.56	$0.75	$0.81		$1.29

Weighted Average Common Shares Outstanding (in thousands)
Basic	218.528	233.084			233.084
Diluted	221.078	236.311			236.311

Ratios as % of Net Sales			var bps
Gross profit	46.7%	42.9%	380		42.8%
Selling and administrative expenses	13.3%	14.0%	(70)		14.0%
Advertising costs	11.1%	9.6%	150		9.6%
Research and development costs	1.8%	1.6%	20		1.6%
Operating profit	20.5%	17.7%	280		17.6%
Earnings before income tax	18.7%	11.4%	730		16.3%

(a)	Operating results of the Brazil business are presented as discontinued operations.
(b) Percentages based on numbers prior to rounding.
(c)	Pro-forma amounts exclude Argentina asset impairment of $100 million (pretax) or $82 million (after-tax), gain on divestitures of $33 million (pretax) or $23 million (after-tax)
and special charges of $74 million (pretax) or $70 million (after-tax).

The Clorox Company

Supplemental Balance Sheet and Cash Flow Information – Preliminary* (unaudited)

For the quarter ended Mar. 31, 2003

Working Capital (WC) Update

	Q3 ’02 ($ million)	Q3 ’03 ($ million)

Change

			($ million)	Days ’02	Days ’03

Change

Inventories	316	303	-13	51	47	-4 days
Payables	302	308	+6	50	44	-6 days
Receivables	488	458	-30	38	35	-3 days
Accrued Liabilities	451	505	+54
Total WC(1)	29	-56	-85
Avg. WC%NCS(2)	0.3%	-1.8%	-2.1 pts

  Inventory dropped in most business units driven by SKU rationalization and improved inventory management. Charcoal inventories were below target due to continuing strong sales.
  Accounts payables increased slightly as a result of higher marketing expenses.
  Accounts receivables dropped primarily due to the implementation of more disciplined terms program in Latin America and the Charcoal business.

Capital expenditures were $43 million

  $24 million related to infrastructure improvements, cost savings and new products.
  $19 million for process and system implementation (“Project Delta”).

Depreciation and amortization was $53 million

Cash provided by operations

  Preliminary cash provided by operations is $83 million or 48% below year-ago quarter primarily due to a $54 million contribution to the company’s pension plan.

Share repurchases

  This quarter the company repurchased a total of about 1.0 million shares at a cost of about $41 million

*Preliminary estimates. Final numbers will be published in our quarterly 10Q.

(1)Current assets minus current liabilities excluding cash and short term debt.

(2)Based on a two points average working capital divided by annualized NCS (current quarter NCS x 4).